Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-207931

333-220373

PROSPECTUS

Westpac Banking Corporation
(ABN 33 007 457 141)

This prospectus applies to market-making offers and sales of all outstanding debt securities and capital securities issued by Westpac Banking Corporation under the following Registration Statement numbers: 333-153500, 333-157381, 333-163800, 333-172579, 333-185478, 333-207931 and 333-220373.  Unless otherwise indicated, or the context otherwise requires, references in this prospectus to the “Group”, “we”, “us” and “our” or similar terms are to Westpac Banking Corporation and its controlled entities (within the meaning of Section 50AA of the Corporations Act 2001 of Australia), and references to “Westpac” are to Westpac Banking Corporation (ABN 33 007 457 141).

Neither the Securities and Exchange Commission, which we refer to as the SEC, nor any state securities commission has approved or disapproved of the securities referenced above or passed upon the accuracy or adequacy of this prospectus or any prospectus supplement describing the terms of a specific series of securities.  Any representation to the contrary is a criminal offense.

These securities referenced above are not protected accounts or deposit liabilities of Westpac for the purpose of the Banking Act 1959 of Australia, which is referred to herein as the Australian Banking Act, or the financial claims scheme established under the Australian Banking Act, are not subject to the depositor protection provisions of the Australian Banking Act, and are not insured or guaranteed by (1) the Commonwealth of Australia or any governmental agency of Australia, (2) the United States of America, the Federal Deposit Insurance Corporation or any other governmental agency of the United States or (3) the government or any governmental agency of any other jurisdiction.

Westpac or its U.S. broker-dealer subsidiary, Westpac Capital Markets LLC, which we refer to herein as WCM, expect to offer and sell the outstanding securities referenced above as part of their business, and may act as principal or agent in such transactions.  Westpac or WCM may use this prospectus in connection with these activities.

The date of this prospectus is October 6, 2017

DESCRIPTION OF THE SECURITIES

The securities referenced on the cover page of this prospectus have been issued under one of the Registration Statements listed on the cover of this prospectus. A prospectus supplement and prospectus describing each such security, each of which we refer to as a disclosure document, have been filed with the Securities and Exchange Commission and each of these disclosure documents is incorporated by reference herein in its entirety, except for any information in each disclosure document that has been updated or superseded by the information contained or incorporated by reference herein, including by any information that we file later with the SEC.

MARKET-MAKING ACTIVITIES

This prospectus, together with the relevant prospectus supplement and prospectus describing the terms of the specific series of securities being offered and sold, may be used by Westpac or WCM in connection with offers and sales of such securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale, or at other prices. Westpac or WCM may act as principal or agent in these transactions. Neither Westpac nor WCM is obligated to make a market in any of the securities referenced on the cover of this prospectus and either Westpac or WCM may discontinue any market-making at any time without notice, at its sole discretion.

WCM is a member of the Financial Industry Regulatory Authority, Inc., which we refer to as FINRA, and may participate in distributions of the securities referenced on the cover page of this prospectus. Accordingly, the participation of WCM in the offerings of such securities will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in FINRA Rule 5121.

USE OF PROCEEDS

Westpac or WCM will retain the proceeds from the market-making sales of the securities referenced on the cover page of this prospectus. The proceeds from the secondary market offers and sales made pursuant to this prospectus and the relevant prospectus supplement and prospectus describing the terms of the specific series of securities being offered and sold will be for the account of Westpac or WCM, as the case may be, in connection with market-making transactions.

WHERE YOU CAN FIND MORE INFORMATION

The Group files annual and other reports and other information with the SEC under the U.S. Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. This information may be read and copied at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of these public reference facilities. The SEC maintains an Internet site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that are subject to the SEC’s reporting requirements.

You may request a copy of any filings (excluding exhibits) referred to above and in “Incorporation of Information Filed with the SEC” at no cost by contacting the Group at the following address: Westpac Banking Corporation, New York Branch, 575 Fifth Avenue, 39th Floor, New York, New York 10017-2422, Attention: Branch Manager. Telephone requests may be directed to such person at (212) 551-1800.

INCORPORATION OF INFORMATION FILED WITH THE SEC

The SEC allows us to incorporate by reference the information we file with them, which means:

•                  incorporated documents are considered part of this prospectus;

•                  we can disclose important information to you by referring you to those documents; and

•                  information that we file with the SEC will automatically update and supersede this prospectus and any previously incorporated information.

We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act:

•                  our annual report on Form 20-F for the financial year ended September 30, 2016;

•                  the information contained in Exhibit 1 (2016 Pillar 3 Report) to our report on Form 6-K dated November 8, 2016;

•                  the information contained in the our report on Form 6-K dated November 23, 2016;

•                  the information contained in our report on Form 6-K dated January 11, 2017;

•                   the information contained in Exhibit 1 (Pillar 3 Report) to our report on Form 6-K dated February 21, 2017;

•                  the information contained in our report on Form 6-K dated March 6, 2017;

•                  the information contained in our report on Form 6-K dated March 14, 2017, excluding the information set forth in Exhibit 1 thereto;

•                  the information contained in Exhibit 1 (Pillar 3 Report) to our report on Form 6-K dated May 9, 2017;

•                  the information contained in Exhibit 1 (2017 Interim Financial Results) to our report on Form 6-K dated May 9, 2017 (excluding the “Auditor’s Independence Declaration” on page 73 and the “Independent auditor’s review report to the members of Westpac Banking Corporation” on page 109 of such Exhibit);

•                  the information set forth in our report on Form 6-K dated May 22, 2017 (excluding Exhibits 1 and 2);

•                  the information set forth in our report on Form 6-K dated June 20, 2017 (excluding Exhibit 1);

•                  the information contained in our report on Form 6-K dated June 28, 2017;

•                  the information contained in our report on Form 6-K dated July 13, 2017;

•                  the information contained in Exhibit 1 (Pillar 3 Report) to our report on Form 6-K dated August 21, 2017;

•                  the information contained in our report on Form 6-K dated August 22, 2017, excluding the information set forth in Exhibit 1 thereto; and

•                  the information contained in our report on Form 6-K dated September 21, 2017.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until the date Westpac or WCM stops offering the specific series of securities being offered and sold pursuant to this prospectus and the relevant prospectus supplement and prospectus:

•                  reports filed under Sections 13(a) and (c) of the Exchange Act, including reports on Form 6-K if and to the extent specified in such report as being incorporated by reference in the accompanying prospectus; and

•                  any reports filed under Section 15(d) of the Exchange Act.

You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus and that information appearing in documents incorporated by reference herein is accurate only as of the respective dates of those documents.

You should rely only on information contained or incorporated by reference in this prospectus and the relevant prospectus supplement and prospectus describing the terms of a specific series of securities being offered and sold. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different, additional or inconsistent information, you should not rely on it. You should assume that the information in this prospectus and the relevant prospectus supplement and prospectus describing the terms of a specific series of securities being offered and sold and the documents incorporated by reference herein and therein is only accurate as of the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Westpac or WCM is offering to sell, and is seeking offers to buy, the securities referenced on the cover page of this prospectus only in jurisdictions where offers and sales of these securities are permitted. The distribution of this prospectus and the relevant prospectus supplement and prospectus describing the terms of a specific series of securities being offered and sold and the offering of the securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus and the relevant prospectus supplement and prospectus describing the terms of a specific series of securities being offered and sold must inform themselves about and observe any restrictions relating to the offering of the securities and the distribution of this prospectus and the relevant prospectus supplement and prospectus describing the terms of a specific series of securities being offered and sold. This prospectus and the relevant prospectus supplement and prospectus describing the terms of a specific series of securities being offered and sold do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus and the relevant prospectus supplement and prospectus describing the terms of a specific series of securities being offered and sold by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference statements that constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended. Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this prospectus and the relevant prospectus supplement and prospectus describing the terms of a specific series of securities being offered and sold and the information incorporated by reference herein and therein and include statements regarding our intent, belief or current expectations with respect to our business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. Words such as “will”, “may”, “expect”, “intend”, “seek”, “would”, “should”, “could”, “continue”, “plan”, “estimate”, “anticipate”, “believe”, “probability”, “risk”, “aim” or other similar words are used to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond our control, and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us. There can be no assurance that future developments will be in accordance with our expectations or that the effect of future developments on us will be those anticipated. Actual results could differ materially from those expected, depending on the outcome of various factors, including, but not limited to, those set forth in our Annual Report on Form 20-F for the financial year ended September 30, 2016, as applicable, and the 2017 U.S. Interim Financial Results Announcement and the other documents incorporated by reference in this prospectus and the relevant prospectus supplement and prospectus describing the terms of a specific series of securities being offered and sold. These factors include:

•                  the effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy, particularly changes to liquidity, leverage and capital requirements;

•                  regulatory investigations, litigation, fines, penalties, restrictions or other regulator imposed conditions;

•                  the stability of Australian and international financial systems and disruptions to financial markets and any losses or business impacts we or our customers or counterparties may experience as a result;

•                  market volatility, including uncertain conditions in funding, equity and asset markets;

•                  adverse asset, credit or capital market conditions;

•                  the conduct, behavior or practices of us or our staff;

•                  changes to our credit ratings or the methodology used by credit rating agencies;

•                  levels of inflation, interest rates, exchange rates and market and monetary fluctuations;

•                  market liquidity and investor confidence;

•                  changes in economic conditions, consumer spending, saving and borrowing habits in Australia, New Zealand and in other countries in which we or our customers or counterparties conduct their operations and our ability to maintain or to increase market share, margins and fees, and control expenses;

•                  the effects of competition in the geographic and business areas in which we conduct our operations;

•                  information security breaches, including cyberattacks;

•                  reliability and security of our technology and risks associated with changes to technology systems;

•                  the timely development and acceptance of new products and services and the perceived overall value of these products and services by customers;

•                  the effectiveness of our risk management policies, including our internal processes, systems and employees;

•                  the incidence or severity of our insured events;

•                  the occurrence of environmental change or external events in countries in which we or our customers or counterparties conduct our or their operations;

•                  internal and external events which may adversely impact our reputation;

•                  changes to the value of our intangible assets;

•                  changes in political, social or economic conditions in any of the major markets in which we or our customers or counterparties operate;

•                  the success of strategic decisions involving diversification or innovation, in addition to business expansion and integration of new businesses;

•                  our ability to incur additional indebtedness and the limitations contained in the agreements governing such indebtedness; and

•                  various other factors beyond our control.

All forward-looking statements speak only as of the date made. We are under no obligation to update any forward-looking statements contained or incorporated by reference in this prospectus and the relevant prospectus supplement and prospectus describing the terms of a specific series of securities being offered and sold, whether as a result of new information, future events or otherwise.